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                                                                    EXHIBIT 99.1



Contact:  Timothy Mann, Jr.
          Chief Executive Officer
          (404) 817-9440 x 3320


                     ACSYS, INC. ACQUIRES KPD SYSTEMS, INC.

               WILL BECOME PART OF ACSYS'S NEW YORK CITY PRESENCE

ATLANTA (July 1, 1998) Acsys, Inc. (Nasdaq/NM:ACSY), a leading provider of specialty professional staffing services primarily in the accounting, finance and information technology fields, today announced that it has acquired KPD Systems, Inc., a New York-based information technology staffing firm. KPD will become part of Acsys's New York City office which will be opening later this summer. KPD operates one office and had 1997 revenues of $2.7 million, based on unaudited results. The transaction is expected to be accretive to 1998 earnings. Terms of the transaction were not disclosed.

          Timothy Mann, Jr., chief executive officer of Acsys, said, "Opening a New York City office has been a priority for us, and the acquisition of KPD jump starts our plans. We are on schedule to open a de novo office in New York in late summer and will relocate KPD to our facilities. In addition to the spectrum of professional staffing services that we will provide, KPD, with its electronic messaging focus, gives us another IT niche service to cross-sell to our other offices. Our NYC office will include both a temporary and permanent placement accounting and finance practice as well as an IT practice. Under the leadership of Howard Sapolsky, who founded KPD and has more than 18 years of experience in IT staffing, KPD provides excellent client and candidate bases.
We will immediately begin transitioning KPD to the Acsys Information Technology brand."

          Acsys, Inc. is one of the leading accounting and finance temporary staffing and permanent placement firms in the U.S. The Company operates 19 offices serving the Atlanta, Charlotte, New Jersey, Philadelphia, Tampa, Orlando, Washington, D.C. and Richmond metropolitan markets.

          Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the Company's ability to achieve and manage growth; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the Company's ability to attract and retain qualified


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personnel; the Company's ability to develop new services; and other factors discussed in Acsys's filings with the Securities and Exchange Commission.

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